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                                                                    Exhibit 99.1
CONTACT:

Debra L. Nelson
Ibis Technology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE

                           IBIS TECHNOLOGY CORPORATION
                      ANNOUNCES PROPOSED PUBLIC OFFERING OF
                        1,000,000 SHARES OF COMMON STOCK


DANVERS, MA - July 27, 1999 - Ibis Technology Corporation (NASDAQ:IBIS) today announced that it proposes to offer one million shares of common stock in an underwritten offering led by SoundView Technology Group. The shares were included in a shelf registration statement filed with the Securities and Exchange Commission on July 8, 1999 and declared effective on July 26, 1999.

Ibis intends to use the net proceeds raised from the offering of the shares to fund research and development, capital expenditures, working capital and for other general corporate purposes.

Ibis Technology Corporation develops, manufactures and markets SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers for the worldwide semiconductor industry. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters. SIMOX-SOI wafers are Silicon-On-Insulator wafers which enable the production of integrated circuits that the Company believes offer significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers and sales of the shares may only be made by delivery of a prospectus for the offering.

Copies of the final prospectus relating to the shares of common stock may be obtained from SoundView Technology Group, 22 Gatehouse Road, Stamford, Connecticut 06902, (203) 462-7200.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the impact of the Year 2000 issue; product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.